UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Vivid Seats Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 5, 2024

On January 9, 2024, Vivid Seats Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission relating to its Special Meeting of Stockholders to be held on Monday, February 5, 2024 at 9:00 a.m., Central Time (the “Special Meeting”). The Company is providing this supplement to the Proxy Statement (this “Supplement”) solely to avoid any potential ambiguity in the Proxy Statement regarding the voting approval standard for the proposals to be presented at the Special Meeting. This Supplement should be read together with the Proxy Statement. Except as set forth herein, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement. From and after the date hereof, any reference to the Proxy Statement is to the Proxy Statement as supplemented hereby.

If you have already voted, you do not need to vote again. If you would like to change or revoke your prior vote, see the Proxy Statement for instructions on how to do so.

Voting Approval Standard

Section 2.08 of the Company’s Amended and Restated Bylaws provides that, as a general rule and in the absence of a higher minimum or different vote requirement, “the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter” is required to approve each of the proposals to be presented at the Special Meeting. Under this voting standard, abstentions will have the same effect as votes against, and broker non-votes will have no effect on the voting outcome of, the proposals to be presented at the Special Meeting.

Revised Text of the Proxy Statement

1. Questions & Answers About the Special Meeting

The table under “How many votes are required to approve each proposal?” on page 4 of the Proxy Statement is replaced in its entirety with the following:

Proposal	Vote Required	Voting Options	Board Voting Recommendation	Effect of Abstentions	Effect of Broker Non-Votes
No. 1: Plan Amendment Proposal	Affirmative vote of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the subject matter, present virtually or represented by proxy, at the Special Meeting	FOR AGAINST ABSTAIN	FOR	Treated as votes against	None(1)

No. 2: Adjournment Proposal	Affirmative vote of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the subject matter, present virtually or represented by proxy, at the Special Meeting	FOR AGAINST ABSTAIN	FOR	Treated as votes against	None(1)

(1) Because they are considered non-discretionary matters, banks, brokers and other nominees will lack the authority to vote uninstructed shares at their discretion on the Plan Amendment and Adjournment Proposals.

2. Proposal No. 1: The Plan Amendment Proposal

The disclosure under “Vote Required” on page 15 of the Proxy Statement is replaced in its entirety with the following:

“The Plan Amendment Proposal requires the approval of a majority in voting power of capital stock issued and outstanding and entitled to vote on the subject matter, present virtually or represented by proxy, at the Special Meeting. Abstentions, if any, will have the same effect as votes “against” the Plan Amendment Proposal. Because it is considered a non-discretionary matter, banks, brokers and other nominees will lack the authority to vote uninstructed shares at their discretion on the Plan Amendment Proposal and, as a result, broker non-votes, if any, will have no effect on the voting outcome of the Plan Amendment Proposal.”

3. Proposal No. 2: The Adjournment Proposal

The disclosure under “Vote Required” on page 16 of the Proxy Statement is replaced in its entirety with the following:

“The Adjournment Proposal requires the approval of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the subject matter, present virtually or represented by proxy, at the Special Meeting. Abstentions, if any, will have the same effect as votes “against” the Adjournment Proposal. Because it is considered a non-discretionary matter, banks, brokers and other nominees will lack the authority to vote uninstructed shares at their discretion on the Adjournment Proposal and, as a result, broker non-votes, if any, will have no effect on the voting outcome of the Adjournment Proposal.”